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                            SHAREHOLDERS' AGREEMENT
                                    BETWEEN
                           PRINCIPAL HOLDING COMPANY
                                      AND
                                THOMAS L. BLAIR
                REGARDING UNITED PAYORS & UNITED PROVIDERS, INC.

          THIS SHAREHOLDERS' AGREEMENT (the "Agreement") is made and entered into this 7th day of June, 1996, by and between PRINCIPAL HOLDING COMPANY, INC., an Iowa corporation ("Principal"), and THOMAS L. BLAIR, an individual ("Blair"), 11610 Highland Farm Road, Potomac, Maryland 20854. (Principal and Blair being hereinafter sometimes referred to individually as a "Party" and collectively as "Parties").

                                  WITNESSETH:

          WHEREAS, the Parties desire to make certain agreements and take certain actions with respect to the operation and control of United Payors & United Providers, Inc., a Delaware corporation, (the "Company") and to record those agreements and actions herein; and

          NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the Parties hereto agree as follows:

                                   ARTICLE 1.
                               OPTION TO ACQUIRE

          Section 1.1  Option at Conveyance.
                       --------------------

          1.1.1 If either Party agrees to sell or otherwise convey any of that Party's interest in the Company to a third party, then the other Party shall have the right, but not the obligation to require that the third party purchase shares equally from each of the Parties. In the case of Principal, and prior to its exercise of the right of conversion, if Principal seeks to exercise such "take along" right, the right shall be exercised in a manner which does not require conversion of the Convertible Preferred Stock of the Company, but which reduces the number of shares issuable thereafter upon such conversion to reflect Principal's receipt of payment on a basis as if it had converted its stock and sold a portion of its shares. The parties agree that any conveyance by Blair prior to June 1, 1996 shall not be construed, a conveyance subject to the option set forth herein.

          1.1.2 If either Party proposes to sell fifty percent (50%) or more of that Party's interest in the Company to a third party, then the other Party shall have the right, but not the obligation, to purchase the shares proposed to be sold to such third party on the same terms and conditions as are being offered to such third party. Further, if Blair proposes to sell ten percent (10%) or more of his interest in the Company to a third party, which Principal
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determines, in its sole discretion, is a competitor of Principal, Principal shall, in addition to the right of first refusal herein, have the right, but not the obligation, to require the purchase of all of its shares in the Company, at the same per share price (on an as-if-converted basis) being received by Blair.


          Section 1.2  Further Issuances.  Except with the prior consent of
                       -----------------
Principal, the Parties shall cause the Company to refrain from, at any time, issuing or obligating itself to issue any additional shares of its capital stock or permit any transfer to be made on its books or records of certificates representing outstanding shares of its capital stock unless such issuance or transfer, as the case may be, is made pursuant to and in accordance with the terms and conditions of this Agreement, the Articles of Incorporation and the Bylaws.

          Notwithstanding the above sentence, the Company may issue the shares of Common Stock (the "EDICOMM Shares") required to be issued to EDICOMM, Inc. pursuant to the Agreement between EDICOMM and United Payors & United Providers, Inc., formerly PB Newco, Inc., executed on May 22, 1996 by United Payors & United Providers. In addition, the EDICOMM shares or the right to receive such shares shall not be included for purposes of calculating the number of shares of the Company's common stock issuable upon the conversion of the Company's preferred stock into such common stock.

                                   ARTICLE 2.
                       MANAGEMENT AND OPERATION OF NEWCO

          Section 2.1  Communications With Principal.  If requested by
                       -----------------------------
Principal, Blair shall hold a business meeting with representatives of Principal at least once each calendar quarter, at a mutually agreeable time, date and location, to review the Company's financial statements and budget, the status of product development, the progress of marketing strategies, and the status of the Company's overall performance.

          Section 2.2  References.  The Parties expressly acknowledge the
                       ----------
potential for substantial harm from any misunderstanding about the fit between the business of the Company and the other endeavors of the Principal and its affiliates. Accordingly, Blair agrees that he, the Company, and any affiliates of either of them will exercise due and special care in making any references, public or private, to the interest of Principal in the Company, and agrees that neither he, the Company, nor any affiliates of either of them shall use any name or mark belonging to Principal or any of its affiliates in any communication, correspondence, or advertisement without the prior written consent of Principal.

          Section 2.3  Conflicts and Complications.  The Parties expressly
                       ---------------------------
acknowledge the need for the Company not to conflict with nor complicate marketing and administrative prospects and relationships of other endeavors by Principal and its affiliates. Accordingly, Blair agrees that he, the Company, and any affiliates of either of them will exercise due and special care to avoid any such conflicts or complications.

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                                  ARTICLE 3.
                                  COVENANTS

          Section 3.1  Non-Competition Agreement.  Blair covenants and agrees
                       -------------------------
with the Company and Principal that, during the term of this Agreement, he will assist the Company in its business operations in the United States and will provide a substantial portion of his professional time, energy and expertise in this connection, and that neither he nor any affiliate of his will act, directly or indirectly, to compete with the Company nor to hire or retain the services of any employee of the Company.

          Section 3.2  Confidentiality and Trade Secrets.  The Parties
                       ---------------------------------
acknowledge and agree that their relationship with the Company will necessarily involve their access to certain trade secrets and confidential information pertaining to the business of the Company. Accordingly, each of the Parties agrees that, during the term of this Agreement and at all times thereafter, they will not disclose, and will use their best efforts to prevent any of their employees, agents, contractors, or affiliates from disclosing, to any unauthorized third party any of the trade secrets or confidential information pertaining to the business of the Company or of the other Party and will not, following the termination of this Agreement for any reason remove or retain, without the express consent of all the Parties, any figures, calculations, letters, papers, documents, instruments, drawings designs or copies thereof, or any other confidential information of the Company of any type or description relating in any way to the business of the Company unless such disclosure is mandated by a duly-issued subpoena or summons. The Company shall require each of its employees to execute and deliver to the Company an agreement with respect to the confidentiality of the Company's confidential information and the disclosure and ownership of all intangible property.

          Section 3.3  Specific Performance.  Inasmuch as the shares of the
                       --------------------
Company are closely held and the market therefor is limited, irreparable damage would result if the provisions of this ARTICLE 3 are not specifically enforced. Therefore the rights and obligations set forth in this ARTICLE 3 shall be enforceable in a court of equity by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

          Section 3.4  Compensation To Blair.  So long as Principal holds any
                       ---------------------
share(s) of Convertible Preferred Stock of the Company, Blair shall not be entitled to any compensation for services rendered to the Company, other than as agreed in writing by Principal; provided, however, that Blair shall be reimbursed for reasonable expenses incurred by him in performing services on the Company's behalf. At his option, Blair may direct that any compensation due him from the Company be retained by the Company as additional paid in capital. However, Blair shall not receive any additional shares of stock or other equity in the Company for making such additional capital contribution in this manner.

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                                 ARTICLE 4.
                              TERM AND TERMINATION

          Section 4.1  Term.  This Agreement shall become effective as of the
                       ----
date that PB Newco, Inc., an Iowa corporation, merges into the Company (herein sometimes referred to as the "Effective Date") and, unless earlier terminated in the manner provided herein, shall continue in full force and effect until January 10, 2000. The term of this Agreement may be extended from time to time for a period of one (1) year by mutual agreement of the Parties. Upon the Effective Date, the Pre-Incorporation and Shareholders' Agreement Between Principal Holding Company and Thomas L. Blair for the Formation and Control of PB Newco, Inc., dated January 10, 1995, shall be terminated and no longer have any force and effect.

          Section 4.2  Termination.  (a) This Agreement
                       -----------
shall terminate upon the mutual consent in writing of all the Parties.

               (b) This Agreement shall terminate upon a sale by the Company of common stock pursuant to a registration statement filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, which publicly offers such common stock for sale.

                                   ARTICLE 5.
                                 MISCELLANEOUS

          Section 5.1  Other Documents.  The Parties each agree to execute all
                       ---------------
instruments in writing and to do all other things necessary to effectuate the purpose of this Agreement and in the most expeditious manner. The Parties each agree that they will cause the Company to execute each of the agreements contemplated herein to which the Company is a necessary party.

          Section 5.2  No Partnership or Joint Venture Created.  Nothing
                       ---------------------------------------
contained in this Agreement shall be construed so as to make the Parties members of any partnership, association, syndicate or other entity except as stockholders of the Company.

          Section 5.3  Binding Effect.  All of the terms and provisions of this
                       --------------
Agreement shall inure to the benefit of and be binding upon their successors and assigns. This Agreement shall not be assignable by any Party, voluntarily or by operation of law, without the prior written consent of the other Party, and any attempt to assign this Agreement without such consent shall be null and void and of no force or effect. Any permitted successor or assignee of the rights of any Party hereto shall execute and deliver to the other Party an instrument in writing agreeing to be bound by the provisions of this Agreement, and the assignor shall remain jointly and severally liable with the assignee for the performance of the obligations of the assignor under this Agreement.

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          Section 5.4  Governing Law.  This Agreement shall, in all respects, be
                       -------------
governed by and construed in accordance with the laws of the State of Delaware.

          Section 5.5  Severability.  If any covenant or other provision of this
                       ------------
Agreement is invalid, unlawful or incapable of being enforced, by reason of any rule of law or public policy, all other conditions and provisions of this Agreement which can be given effect without the invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

          Section 5.6  Notices.  All notices, offers, acceptances and other
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communications to be made, served or given under or pursuant to the terms hereof shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, by express air courier, or personally delivered, as follows:

                5.6.1    If to the Company, to the following address:

                                 United Payors & United Providers, Inc.
                                 c/o Thomas L. Blair
                                 11610 Highland Farm Road
                                 Potomac, Maryland 20854

                5.6.2    If to Principal, to the following address:

                                 Principal Holding Company, Inc.
                                 711 High Street
                                 Des Moines, Iowa 50392-0300
                                 Attention:  Gregg R. Narber, Esquire

                5.6.3    If to Thomas L. Blair, to the following address:

                                 Thomas L. Blair
                                 11610 Highland Farm Road
                                 Potomac, Maryland 20854

          Any Party hereto may change the address to which notice or communication may be sent by giving written notice to the other Party hereto of its new address. If the last day of any notice period provided in this Agreement falls on a Saturday, Sunday or public holiday under the laws of the State of Delaware, such notice period shall be extended to the next succeeding full business day.

          Section 5.7  Modifications.  Any modifications of this
                       -------------
Agreement must be in writing and signed by the Parties hereto.

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          Section 5.8  Disputes.  In the event of a dispute arising out of any
                       --------
of the clauses hereunder, the Parties shall try in the first instance to arrive at an amicable settlement. Should this fail, the dispute shall be submitted to arbitration. The decision of the arbitrators shall be final and both Parties agree to abide by the same. The arbitrators shall also decide on each Party's share of the expenses of arbitration. The arbitration shall follow the Rules of the American Arbitration Association.

          Section 5.9  Counterparts.  This Agreement may be executed in any
                       ------------
number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

          Section 5.10  Transfer of Ownership by Principal.  Blair agrees that
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Principal may transfer its ownership interest in United Payors & United
Providers, Inc. to another direct or indirect subsidiary of Principal Mutual Life Insurance Company ("Transferee"). Such Transferee shall have the rights and obligations of Principal under this Agreement in lieu of Principal.

          IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement by their respective officers thereunto duly authorized as of the day and year first above written.


THOMAS L. BLAIR,                   PRINCIPAL HOLDING COMPANY, INC.
an individual                      an Iowa corporation

/s/ Thomas L. Blair                     /s/ Gregg R. Narber
_____________________________      By:  ___________________________

                                            Senior Vice President and
    June 7, 1996                            General Manager
_____________________________           ___________________________
          (Date)                                   (Title)

                                            June 10, 1996
                                        ___________________________
                                                   (Date)


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